Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of Ray Maple Inc. and its subsidiaries (collectively the “Group”) on the Form F-1 of our report dated on August 17, 2026, relating to our audits of the consolidated balance sheets of the Group as of March 31, 2026 and 2025, and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for the years in the two-year period ended March 31, 2026, and the related notes.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong
August 17, 2026